Exhibit 99.1

Airgas Reports Fiscal 2014 First Quarter Earnings

  Diluted EPS of $1.14, down 1% compared to prior year diluted EPS and up 1% over prior year adjusted diluted EPS*
  Challenging refrigerants market following EPA ruling reduced earnings by $0.07 per diluted share compared to prior year
  Organic sales flat compared to prior year; Distribution segment organic sales up 1% compared to prior year
  Free cash flow* of $100 million, up 31% over prior year
  Updated fiscal year 2014 diluted EPS guidance of $5.00 to $5.15, representing 15% to 18% year-over-year growth

RADNOR, Pa.--(BUSINESS WIRE)--July 25, 2013--Airgas, Inc. (NYSE: ARG), one of the nation’s leading suppliers of industrial, medical, and specialty gases, and related products, today reported sales and earnings results for its first quarter ended June 30, 2013, which reflected the impact of continued economic uncertainty and sluggish business conditions on its diversified customer base, as well as a greater than expected negative impact on its refrigerants business from the recent Environmental Protection Agency (EPA) ruling on R-22 production allowances. Results for the quarter also reflected the realization of SAP-related benefits, net of implementation costs incurred, as planned.

“The EPA’s unexpected ruling in late March to allow for an increase in the production of R-22 this year challenged our refrigerants business to a greater extent than we had estimated, with the unusually cool spring weather across much of the country exacerbating its impact on our results. Both volumes and pricing of R-22 were pressured following the EPA ruling, and the year-over-year negative impact on our earnings this quarter was $0.07 per diluted share compared to the estimated year-over-year negative impact of $0.04 per diluted share we had assumed in our guidance,” said Airgas President and Chief Executive Officer Michael L. Molinini. “Absent the incremental refrigerants impact, our results for the quarter were in-line with the mid-point of our earnings per share guidance range, with Distribution segment organic sales up 1% in what continues to be a very challenging economic environment.”

	First Quarter
	FY2014	FY2013	% Change
Earnings per diluted share (GAAP)	$1.14	$1.15	-1%
Restructuring and other special charges, net	-	0.05
Gain on sale of businesses	-	(0.07)
Adjusted earnings per diluted share (non-GAAP)	$1.14	$1.13	1%

First quarter earnings per diluted share were $1.14, down 1% compared to prior year earnings per diluted share of $1.15 and up 1% over prior year adjusted earnings per diluted share* of $1.13. Results included SAP-related benefits, net of implementation costs and depreciation expense, of $0.06 per diluted share in the current year quarter compared to $0.10 of expense in the prior year quarter, as well as the year-over-year decline in earnings per diluted share related to our refrigerants business.

First quarter sales were $1.28 billion, an increase of 2% over the prior year. Organic sales in the quarter were flat compared to the prior year, with gas and rent up 2% and hardgoods down 3%. Acquisitions contributed sales growth of 2% in the quarter.

“Selling, distribution, and administrative expenses increased 4% over the prior year, with operating costs associated with acquired businesses representing more than 1% of the increase. The favorable impact of the reduction in SAP implementation costs compared to prior year was substantially offset by expenses associated with the expansion of our telesales business through Total Access, our strategic pricing initiative, and other strategic growth initiatives,” said Molinini. “We’re focused on effective management of expenses and have already taken additional steps to help alleviate the impact of rising costs in the second quarter. We will evaluate the need for further action on a quarterly basis, cognizant of the balance between the needs for short-term cost-containment and investing to continue to position Airgas for long-term growth.”

Operating margin was 12.2%, up 10 basis points over prior year operating margin of 12.1% and down 30 basis points compared to prior year adjusted operating margin* of 12.5%, which excluded prior year net restructuring and other special charges.

“The decrease in adjusted operating margin* reflects a significant decline in operating margins in our refrigerants business as well as overall margin pressure from low organic sales growth, partially offset by the favorable impact of the increase in SAP-related benefits, net of costs,” Molinini added.

Free cash flow* for the quarter was $100 million, up 31% over the prior year, and adjusted cash from operations* was $178 million, up 15% over the prior year. The increase in cash flows was driven by the lower required investment in working capital in the current quarter compared to the prior year quarter.

Return on capital* was 12.1% for the twelve months ended June 30, 2013, a decrease of 50 basis points from the prior year.

Updated Guidance

“Airgas is well-positioned for growth. We continue to be optimistic about the long-term prospects for the U.S. manufacturing and energy industries, as well as non-residential construction, and our ability to leverage our unique value proposition and unrivaled platform to capitalize on the opportunities that lie ahead,” said Airgas Executive Chairman Peter McCausland. “Near-term uncertainty persists for our customers, however, and accordingly the mid-point of our fiscal 2014 guidance assumes only slight sequential improvement in daily sales volumes as the year progresses and low to mid single digit year-over-year organic sales growth rates for the remainder of the year, in part due to easing year-over-year comparisons. Given the challenging and unpredictable nature of the refrigerants market, including its impact on our first quarter results, our guidance also assumes an estimated $0.12 to $0.15 year-over-year negative impact related to R-22 pricing and volume following the EPA’s ruling. Consistent with our long-standing target, we expect to achieve a minimum of $75 million in run-rate operating income benefits related to the SAP initiative by the end of calendar year 2013. Our EPS guidance assumes a contribution from SAP benefits, net of expenses, of approximately $0.47 per diluted share in fiscal 2014.”

For the second quarter of fiscal year 2014, the Company expects earnings per diluted share to increase 17% to 21% from adjusted earnings per diluted share* of $1.05 in the prior year to a range of $1.23 to $1.27, which includes an estimated year-over-year increase of approximately $0.20 related to the SAP initiative, reflecting an estimated $0.11 of net benefit in the fiscal 2014 second quarter compared to $0.09 of expense in the fiscal 2013 second quarter. Guidance also reflects year-over-year negative impacts to earnings per diluted share related to variable compensation reset following a below-budget year and a challenging and unpredictable refrigerants market; and year-over-year benefits to earnings per diluted share related to the Company’s fiscal 2013 share repurchase program and one additional selling day in the fiscal 2014 second quarter.

For the full fiscal year 2014, the Company expects earnings per diluted share to increase 15% to 18% from $4.35 in fiscal 2013 to a range of $5.00 to $5.15, which includes an estimated year-over-year increase of approximately $0.65 related to the SAP initiative, reflecting an estimated $0.47 of net benefit in fiscal 2014 compared to $0.18 of net expense in fiscal 2013. Guidance also reflects year-over-year negative impacts to earnings per diluted share related to variable compensation reset following a below-budget year and a challenging and unpredictable refrigerants market, and year-over-year benefits to earnings per diluted share related to the Company’s fiscal 2013 share repurchase program, one additional selling day in fiscal 2014, and the incremental contribution from acquisitions closed during fiscal 2013.

The Company will conduct an earnings teleconference at 10:00 a.m. Eastern Time on Thursday, July 25. The teleconference will be available by calling (888) 857-6932 (U.S./Canada) or (719) 325-2320 (International). The presentation materials (this press release, slides to be presented during the Company’s teleconference and information about how to access a live and on demand webcast of the teleconference) are available in the “Investor Relations” section of the Company’s website at www.airgas.com. A webcast of the teleconference will be available live and on demand through August 23 at http://investor.shareholder.com/arg/events.cfm. A replay of the teleconference will be available through August 1. To listen, call (888) 203-1112 (U.S./Canada) or (719) 457-0820 (International) and enter passcode 6370852.

Note that the Company has changed its reference to sales adjusted for the impact of acquisitions and divestitures from “same-store sales” to “organic sales.” Growth rates presented in prior periods and the underlying calculation have not been materially affected by this change.

* See attached reconciliations and computations of non-GAAP adjusted earnings per diluted share, adjusted operating margin, adjusted cash from operations, free cash flow, and return on capital.

About Airgas, Inc.

Airgas, Inc. (NYSE: ARG), through its subsidiaries, is one of the nation’s leading suppliers of industrial, medical and specialty gases, and hardgoods, such as welding equipment and related products. Airgas is a leading U.S. producer of atmospheric gases with 16 air separation plants, a leading producer of carbon dioxide, dry ice, and nitrous oxide, one of the largest U.S. suppliers of safety products, and a leading U.S. supplier of refrigerants, ammonia products, and process chemicals. More than 15,000 employees work in approximately 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also markets its products and services through e-Business, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

This press release contains statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the SEC in its rules, regulations and releases. These statements include, but are not limited to: our expectations as to future growth; our focus on effective management of expenses and our intent to evaluate costs on a quarterly basis; the magnitude and duration of the impact on our refrigerants business of the EPA’s ruling regarding the production of R-22; our continued expectations of a minimum of $75 million in run-rate SAP-related operating income benefits by the end of calendar year 2013; our expectations of fiscal 2014 second quarter earnings per diluted share in the range of $1.23 to $1.27, reflecting an estimated $0.11 of net benefits related to SAP, and the impacts from variable compensation reset, refrigerants, and completion of the fiscal 2013 share repurchase program, and one additional selling day in the fiscal 2014 second quarter; our expectations of fiscal 2014 full year earnings per diluted share in the range of $5.00 to $5.15, reflecting an estimated $0.47 of net benefits related to SAP, and the impacts from variable compensation reset, refrigerants, completion of the share repurchase program, an additional selling day in 2014, and acquisitions closed in fiscal 2013; and expectations of long-term contribution to earnings power from the SAP initiative. Forward-looking statements also include any statement that is not based on historical fact, including statements containing the words "believes," "may," "plans," "will," "could," "should," "estimates," "continues," "anticipates," "intends," "expects," and similar expressions. We intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Airgas assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: supply shortages of certain gases including the continued or increased disruption in our helium supply chain; impacts of the EPA ruling related to the production of R-22; the pace and manner of U.S. compliance with the Montreal Protocol; adverse changes in customer buying patterns resulting from adverse economic conditions; weakening in the operating and financial performance of our customers, which could negatively impact our sales and our ability to collect our accounts receivable; postponement of projects due to economic developments; customer acceptance of price increases; our ability to achieve anticipated acquisition synergies; the impact of operating costs associated with acquired businesses; higher than expected expenses associated with the expansion of our telesales business, our strategic pricing initiatives and other strategic growth initiatives; supply cost pressures; increased industry competition; our ability to successfully identify, consummate, and integrate acquisitions; our continued ability to access credit markets on satisfactory terms; significant fluctuations in interest rates; increases in energy costs and other operating expenses at a faster rate than our ability to increase price eroding planned cost savings; changes in customer demand resulting in the inability to meet minimum product purchases under long-term supply agreements and the inability to negotiate alternative supply arrangements; costs associated with the construction of a new CO2 plant in the Houston area; higher than expected implementation costs of the SAP system; conversion or implementation problems related to the SAP system that disrupt our business and negatively impact customer relationships; our ability to achieve anticipated benefits enabled by our conversion to the SAP system; higher than expected costs related to our Business Support Center transition; the impact of tightened credit markets on our customers; the impact of changes in tax and fiscal policies and laws; the potential for increased expenditures relating to compliance with environmental regulatory initiatives; the impact of new environmental, healthcare, tax, accounting, and other regulation; the extent and duration of current economic trends in the U.S.; the economic recovery in the U.S.; the effect of catastrophic events; political and economic uncertainties associated with current world events; and other factors described in the Company's reports, including its March 31, 2013 Form 10-K and other Forms filed by the Company with the SEC.

Consolidated statements of earnings, condensed consolidated balance sheets, consolidated statements of cash flows, and reconciliations and computations of non-GAAP financial measures follow below.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,
	2013	2012

Net sales	$1,279,891	$1,257,256

Costs and expenses:
Cost of products sold (excluding depreciation) (a)	575,543	573,361
Selling, distribution and administrative expenses (a) (b)	473,475	455,508
Restructuring and other special charges, net (c)	-	5,712
Depreciation	67,030	64,367
Amortization	7,229	6,618
Total costs and expenses	1,123,277	1,105,566

Operating income	156,614	151,690

Interest expense, net	(20,794)	(15,750)
Other income, net (d)	113	8,363

Earnings before income taxes	135,933	144,303

Income taxes	(51,247)	(53,505)

Net earnings	$84,686	$90,798

Net earnings per common share:

Basic earnings per share	$1.16	$1.18

Diluted earnings per share	$1.14	$1.15

Weighted average shares outstanding:
Basic	73,321	76,833
Diluted	74,536	78,799

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	June 30,	March 31,
	2013	2013

ASSETS
Cash	$70,976	$86,386
Trade receivables, net	720,494	710,740
Inventories, net	485,874	474,821
Deferred income tax asset, net	53,298	53,562
Prepaid expenses and other current assets	99,985	138,321
TOTAL CURRENT ASSETS	1,430,627	1,463,830

Plant and equipment, net	2,694,405	2,686,305
Goodwill	1,196,945	1,195,613
Other intangible assets, net	219,916	226,824
Other non-current assets	45,995	45,653
TOTAL ASSETS	$5,587,888	$5,618,225

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$168,288	$183,258
Accrued expenses and other current liabilities	347,224	374,883
Short-term debt (e)	49,000	-
Current portion of long-term debt	301,759	303,573
TOTAL CURRENT LIABILITIES	866,271	861,714

Long-term debt, excluding current portion (f)	2,188,572	2,304,245
Deferred income tax liability, net	828,714	825,612
Other non-current liabilities	88,497	89,671

Stockholders’ equity	1,615,834	1,536,983
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,587,888	$5,618,225

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Three Months Ended
	June 30,
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$84,686	$90,798
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	67,030	64,367
Amortization	7,229	6,618
Impairment (c)	-	1,729
Deferred income taxes	3,995	6,464
Gain on sales of plant and equipment	(334)	(398)
Gain on sale of businesses (d)	-	(6,822)
Stock-based compensation expense	13,728	12,749

Changes in assets and liabilities, excluding effects of business acquisitions and divestitures:
Trade receivables, net	(10,032)	(27,250)
Inventories, net	(11,006)	(24,123)
Prepaid expenses and other current assets	15,745	7,251
Accounts payable, trade	(14,048)	2,673
Accrued expenses and other current liabilities	16,925	14,082
Other, net	(3,219)	(515)
Net cash provided by operating activities	170,699	147,623

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(81,998)	(82,143)
Proceeds from sales of plant, equipment and businesses	3,998	17,721
Business acquisitions and holdback settlements	(5,143)	(2,817)
Other, net	(1,007)	(774)
Net cash used in investing activities	(84,150)	(68,013)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in short-term debt (e)	49,000	(42,219)
Proceeds from borrowings of long-term debt (f)	3,522	6,500
Repayment of long-term debt	(119,561)	(16,360)
Purchase of treasury stock (g)	(8,127)	-
Proceeds from the exercise of stock options	11,053	7,857
Stock issued for the Employee Stock Purchase Plan	4,398	4,211
Excess tax benefit realized from the exercise of stock options	2,672	3,060
Dividends paid to stockholders	(35,202)	(30,779)
Change in cash overdraft and other	(9,714)	(1,648)
Net cash used in financing activities	(101,959)	(69,378)

Change in cash	$(15,410)	$10,232
Cash – Beginning of period	86,386	44,663
Cash – End of period	$70,976	$54,895

See attached Notes.

Notes:

a)	Certain reclassifications were made to the Consolidated Statement of Earnings for the prior year, as well as the related notes, to conform to the current year presentation. These reclassifications resulted in a $4.6 million decrease to selling, distribution and administrative expenses and a $4.6 million increase to cost of products sold (excluding depreciation) in the prior year quarter. Consolidated operating income and net earnings for the prior year quarter were not impacted by the reclassifications.

b)	Included within selling, distribution and administrative expenses are costs related to the Company’s SAP implementation of $2.7 million and $9.9 million for the three months ended June 30, 2013 and 2012, respectively. While the Company has successfully converted its Safety telesales and hardgoods infrastructure businesses, as well as all of its regional distribution businesses, to the SAP platform, the Company continues to incur post-conversion support and training expenses related to the implementation of the new system.

c)	In May 2011, the Company announced the alignment of its then twelve regional distribution companies into four new divisions, and the consolidation of its regional company accounting and certain administrative functions into four newly created Business Support Centers. During the three months ended June 30, 2012, the Company recorded restructuring and other related costs of $4.0 million, primarily related to transition staffing and legal and other costs associated with the realignment. Also in June 2012, the Company re-evaluated the economic viability of a small hospital piping construction business and as a result of an impairment analysis performed on the assets at the associated reporting unit, the Company recorded a charge of $1.7 million related to certain of the intangible assets associated with this business for the three months ended June 30, 2012. Total restructuring and other special charges for the three months ended June 30, 2012 were $5.7 million.

d)	On June 1, 2012, the Company divested the assets and operations of five branch locations in western Canada. The Company realized a gain on the sale of $6.8 million ($5.5 million after tax) recorded in other income, net, in its Consolidated Statement of Earnings. The operations were included in the Distribution business segment and contributed net sales that were not material to the Company’s Consolidated Statement of Earnings.

e)	The Company participates in a $750 million commercial paper program supported by its Credit Facility. This program allows the Company to obtain favorable short-term borrowing rates with maturities that may vary, but will generally not exceed 90 days from the date of issue. At June 30, 2013, $49 million was outstanding under the commercial paper program.

f)	The Company’s Credit Facility matures on July 19, 2016. Including the borrowings under the commercial paper program, approximately $611 million was available to the Company under the Credit Facility at June 30, 2013. Additionally, the Company had borrowing capacity of $118 million under its accounts receivable securitization agreement at June 30, 2013.

g)	On October 23, 2012, the Company announced a $600 million share repurchase program. During the six months ended March 31, 2013, the Company completed the program, repurchasing 6.29 million shares on the open market at an average price of $95.37. The final repurchase under the program, however, settled subsequent to the fiscal 2013 year end, resulting in a cash outflow of $8.1 million related to the repurchase program in fiscal 2014.

h)	Business segment information for the Company’s Distribution and All Other Operations business segments is presented below. Amounts in the “Eliminations and Other” column below reported for net sales and cost of products sold (excluding depreciation) represent the elimination of intercompany sales and associated gross profit on sales from the Company’s All Other Operations business segment to the Distribution business segment. Although corporate operating expenses are generally allocated to each business segment based on sales dollars, the Company reports expenses (excluding depreciation) related to the implementation of its SAP system under selling, distribution and administrative expenses in the “Eliminations and Other” column below. Additionally, the Company’s net restructuring and other special charges are not allocated to the Company’s business segments. These costs are also reflected in the “Eliminations and Other” column below.

	(Unaudited)				(Unaudited)
	Three Months Ended				Three Months Ended
	June 30, 2013				June 30, 2012
(In thousands)	Dist.	All Other Ops.	Elim. & Other	Total	Dist.	All Other Ops.	Elim. & Other	Total
Gas and rent	$672,486	$145,867	$(8,461)	$809,892	$638,610	$152,125	$(9,179)	$781,556
Hardgoods	468,598	1,403	(2)	469,999	473,991	1,710	(1)	475,700
Total net sales	1,141,084	147,270	(8,463)	1,279,891	1,112,601	153,835	(9,180)	1,257,256

Cost of products sold (excluding depreciation)	505,127	78,879	(8,463)	575,543	505,236	77,305	(9,180)	573,361
Selling, distribution and administrative expenses	427,231	43,540	2,704	473,475	404,196	41,374	9,938	455,508
Restructuring and other special charges, net	-	-	-	-	-	-	5,712	5,712
Depreciation	61,664	5,366	-	67,030	59,096	5,271	-	64,367
Amortization	6,062	1,167	-	7,229	5,367	1,251	-	6,618
Operating income	$141,000	$18,318	$(2,704)	$156,614	$138,706	$28,634	$(15,650)	$151,690

Reconciliations of Non-GAAP Financial Measures (Unaudited)

Adjusted Earnings per Diluted Share and Earnings Guidance

Reconciliations of adjusted earnings per diluted share and earnings guidance:

	Three Months Ended
	June 30,
	2013	2012
Earnings per diluted share	$1.14	$1.15
Restructuring and other special charges, net	-	0.05
Gain on sale of businesses	-	(0.07)
Adjusted earnings per diluted share	$1.14	$1.13

	Three	(Guidance Range)			(Guidance Range)
	Months	Three Months Ending		Year	Year Ending
	Ended	September 30, 2013		Ended	March 31, 2014
	Sep. 30,			Mar. 31,
	2012	Low	High	2013	Low	High

Earnings per diluted share	$1.03	$1.23	$1.27	$4.35	$5.00	$5.15

Adjustments to earnings per diluted share:
Restructuring and other special charges, net	0.02	-	-	0.07	-	-
Gain on sale of businesses	-	-	-	(0.07)	-	-

Adjusted earnings per diluted share	$1.05	$1.23	$1.27	$4.35	$5.00	$5.15
Year-over-year change		17%	21%		15%	18%

The Company believes its adjusted earnings per diluted share financial measure provides investors meaningful insight into its earnings performance without the impact of net Business Support Center restructuring and other special charges and the gain on the sale of businesses. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s adjusted earnings per diluted share financial measure may be different from the adjusted earnings per diluted share financial measures provided by other companies.

Adjusted Operating Income and Adjusted Operating Margin

Reconciliations of adjusted operating income and adjusted operating margin:

	Three Months Ended
	June 30,
(In thousands)	2013	2012

Net sales	$1,279,891	$1,257,256

Operating income	$156,614	$151,690

Operating margin	12.2%	12.1%

Adjustments to operating income:
Restructuring and other special charges, net	-	5,712
Adjusted operating income	$156,614	$157,402

Adjusted operating margin	12.2%	12.5%

The Company believes its adjusted operating income and adjusted operating margin financial measures help investors assess its operating performance without the impact of net Business Support Center restructuring and other special charges. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s adjusted operating income and adjusted operating margin financial measures may be different from the adjusted operating income and adjusted operating margin financial measures provided by other companies.

Return on Capital

Reconciliations and computations of return on capital:

	June 30,
(In thousands)	2013	2012

Operating income - trailing four quarters	$601,341	$570,642
Adjustments to operating income:
Restructuring and other special charges, net	2,377	16,830
Costs (benefits) related to unsolicited takeover attempt	-	(1,170)
Multi-employer pension plan withdrawal charges	-	3,404
Adjusted operating income - trailing four quarters	$603,718	$589,706

Average of total assets	$5,505,512	$5,212,402
Average of current liabilities (exclusive of debt)	(530,077)	(514,031)
Average capital employed	$4,975,435	$4,698,371

Return on capital	12.1%	12.6%

The Company believes its return on capital financial measure helps investors assess how effectively it uses the capital invested in its operations. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that the Company’s return on capital financial measure may be different from the return on capital financial measures provided by other companies.

Adjusted Cash from Operations, Adjusted Capital Expenditures, and Free Cash Flow

Reconciliations and computations of adjusted cash from operations, adjusted capital expenditures, and free cash flow:

	Three Months Ended
	June 30,
(In thousands)	2013	2012

Net cash provided by operating activities	$170,699	$147,623

Adjustments to net cash provided by operating activities:
Stock issued for the Employee Stock Purchase Plan	4,398	4,211
Excess tax benefit realized from the exercise of stock options	2,672	3,060
Adjusted cash from operations	177,769	154,894

Capital expenditures	(81,998)	(82,143)

Adjustments to capital expenditures:
Proceeds from sales of plant and equipment	3,998	2,001
Operating lease buyouts	-	1,350
Adjusted capital expenditures	(78,000)	(78,792)

Free cash flow	$99,769	$76,102

The Company believes its adjusted cash from operations, adjusted capital expenditures, and free cash flow financial measures provide investors meaningful insight into its ability to generate cash from operations, which is available for servicing debt obligations and for the execution of its business strategies, including acquisitions, the repayment of debt, the payment of dividends, or to support other investing and financing activities. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s adjusted cash from operations, adjusted capital expenditures, and free cash flow financial measures may be different from the adjusted cash from operations, adjusted capital expenditures, and free cash flow financial measures provided by other companies.

CONTACT:
Airgas, Inc.
Investor Contact:
Barry Strzelec (610) 902-6256
barry.strzelec@airgas.com
or
Media Contact:
Doug Sherman (610) 902-6270
doug.sherman@airgas.com